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                                                                  EXHIBIT 23.04

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Asymetrix Learning Systems, Inc.:

  We consent to the inclusion of our report dated December 19, 1997, with respect to the balance sheets of Communication Strategies, Inc. as of December 31, 1996 and September 30, 1997, and the related statements of income and retained earnings and cash flows for the year ended December 31, 1996 and the nine-month period ended September 30, 1997, which report appears in the registration statement (No. 333-49037) of Asymetrix Learning Systems, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.

                                                          KPMG Peat Marwick LLP

Dallas, Texas

June 10, 1998